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                                                              EXHIBIT 23







                         INDEPENDENT AUDITORS' CONSENT



The Pension Committee
AFLAC Incorporated 401(k) Savings
      and Profit Sharing Plan:



We consent to incorporation by reference in Registration Statement
No. 33-41552 on Form S-8 of AFLAC Incorporated of our report dated
June 8, 2001, relating to the statements of net assets available for plan benefits of the AFLAC Incorporated 401(k) Savings and Profit Sharing Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related schedule, which report appears in the December 31, 2000 annual report on Form 11-K of AFLAC Incorporated.



KPMG LLP





June 8, 2001
Atlanta, Georgia




















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